Exhibit 4.2

FIRST AMENDMENT TO LIQUIDATION TRUST AGREEMENT

This First Amendment to Liquidation Trust Agreement and Term Sheet for Trustee Services (this “Amendment”) is entered into as of November 1, 2005 by and between the Oversight Committee, as that term is defined in the Trust Agreement (defined below), K. Morgan Enterprises, Inc., in its capacity as trustee (the “Trustee”) of the Trust for Certain Creditors of Consolidated Freightways Corporation and Certain Affiliates (the “CFC Trust”) and Kerry K. Morgan.

1. Recitals

A. The CFC Trust was created pursuant to that certain Liquidation Trust Agreement, entered into as of December 8, 2004 (the “Trust Agreement”), by and among Consolidated Freightways Corporation of Delaware, Consolidated Freightways Corporation, Redwood Systems, Inc., Leland James Service Corporation, CF Airfreight Corporation and CF MovesU.Com Incorporated (collectively, the “Debtors”), the Official Committee of Creditors Holding Unsecured Claims, in its Capacity as Representative of the Holders of Allowed Class 4 Claims Against the Debtors, the Oversight Committee, the Trustee and Kerry K. Morgan. Creation of the CFC Trust was required under the Debtors’ Consolidated Plan of Liquidation Dated July 1, 2004 (As Amended Through the Petition Date) (the “Plan”) which was confirmed by the Bankruptcy Court (as defined in the Plan) on November 22, 2004.

B. The Trustee was appointed trustee for the CF Trust on the terms set forth in the Trust Agreement and the Term Sheet for Trustee Services (the “Term Sheet”), which was attached to Exhibit “A” to the Trust Agreement. Section 3.i of the Trust Agreement provides that the initial term of the Trustee’s employment as trustee shall be the period beginning on the Effective Date, as that term is defined in the Trust Agreement, and continuing until the last day of the twelfth calendar month beginning on or after the Effective Date. Thereafter, the Oversight Committee has the option to (a) extend the initial term for three (3) calendar month renewal periods and (b) employ the Trustee for an Hourly Term as set forth in the Term Sheet.

C. Section 1.2 of the Term Sheet provides as follows:

1.2	Extension of Term. The Committee may, by written notice to Trustee (an “Extension Notice”) not later than the date specified in this Section, elect to extend the Initial Term into one or more (but not more than three) Renewal Terms and/or an Hourly Term. An Extension Notice to extend the Initial Term into the First Renewal Term must be given not later than the last day of the tenth calendar month of the Initial Term. An Extension Notice to extend the Term into a Second Renewal Term or a Third Renewal Term must be given to Trustee not later than the end of the second calendar month of the First Renewal Term or the Second Renewal Term, as applicable. If no Extension Notice is given by the date specified in this Section during the Initial Term, unless the Committee exercises its option under Section 3 hereof to retain Trustee under an Hourly Term, the Term will automatically terminate as of the last day of the Initial Term. If a Renewal Term is commenced by reason of an Extension Notice pursuant to this Section, and if no additional Extension Notice is given by the date specified in this Section during such Renewal Term, unless the Committee exercises its option under Section 3 hereof to retain Trustee under an Hourly Term, the Term will automatically terminate as of the last day of the commenced Renewal Term. The Committee may elect not to extend the Term with or without cause.

D. Section 9.e of the Trust Agreement provides that the Trust Agreement may not be amended or modified in any respect except by a writing signed by the Trustee with the consent of the Oversight Committee.

E. The parties hereto have engaged in negotiations concerning the extension of the Trustee’s term of employment on behalf of the Trust and wish to modify the provisions of the Trust Agreement and the Term Sheet with respect thereto.

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 3.i of the Trust Agreement shall be deleted and shall be replaced by the following:

i. Term of the Trustee’s Employment. The initial term of the initial Trustee’s employment as trustee shall be the period beginning on the Effective Date and continuing until the last day of the twelfth calendar month beginning on or after the Effective Date. The Oversight Committee shall have the option to extend the Trustee’s employment beyond the initial term upon such terms and conditions as may be agreed upon between the Oversight Committee and the Trustee prior to the termination of such initial term. The term of employment of any subsequent Trustee shall be as agreed to between the subsequent Trustee and the Oversight Committee.

2. The defined terms “Hourly Term,” “First Renewal Term,” “Second Renewal Term” and “Third Renewal Term” contained in the Term Sheet shall be deleted in their entirety from the Term Sheet. The definition of “Renewal Term” in the Term Sheet shall be amended to read “the term by which the Trustee’s service is extended.”

3. Section 1.2 of the Term Sheet shall be deleted in its entirety and shall be replaced by the following:

1.2 Extension of Term. The Oversight Committee may extend the Initial Term into one or more Renewal Terms on such terms and conditions as may be mutually agreed upon by the Trustee and the Oversight Committee prior to the expiration of the Initial Term or any subsequent Renewal Term, as applicable. Any agreement with respect to Renewal Term(s) occurring after the first Renewal Term may be evidenced by a letter agreement or similar document between the Trustee and the Oversight Committee. The Oversight Committee shall give the Trustee at least sixty (60) days’ notice before the end of any Renewal Term of whether or not it will be seeking an extension of the Trustee’s employment for another Renewal Term.

4. The Trustee’s term of employment shall be extended in accordance with the Trust Agreement and Term Sheet, as hereby amended, for the term of twelve (12) months from the expiration date of the Initial Term.

5. The Trustee’s compensation during the first Renewal Term shall be as provided for in Section 2.1 of the Term Sheet. Any Retention Bonus payable to the Trustee pursuant to Paragraph 5.1 of the Term Sheet with respect to services provided during the Initial Term shall be paid to the Trustee within five days of the last calendar month of the Initial Term.

6. Section 2.2 of the Term Sheet shall be amended by inserting after the reference to Section 2.1 therein the following: “(or such other compensation as was agreed to between the Trustee and the Oversight Committee in accordance with Section 1.2 above)”.

7. Section 3 (including all subsections thereof) of the Term Sheet shall be deleted in its entirety and the following shall be inserted in lieu thereof: “[Reserved].”

8. Section 5.1 of the Term Sheet shall be deleted in its entirety and shall be replaced by the following:

5.1 Amount and Timing of Retention Bonuses. (a) In addition to the compensation described in Section 2.1, Trustee will be paid (i) a Retention Bonus in the amount of $50,000 at the end of the Initial Term provided Trustee has continued to serve as Trustee through the end of the Initial Term and (ii) a Retention Bonus in the amount of $50,000 at the end of the first Renewal Term provided Trustee has continued to serve as Trustee through the end of the first Renewal Term.

(b) In the event that during the Initial Term Trustee is terminated by reason of the death or disability of Member pursuant to Section 2.4 or Trustee is terminated without Cause, Trustee will be paid a Retention Bonus of $50,000 as of the date of such termination.

(c) In the event that during the first Renewal Term Trustee is terminated by reason of the death or disability of Member pursuant to Section 2.4 or Trustee is terminated without Cause, Trustee will be paid a Retention Bonus of $50,000 as of the date of such termination.

9. Except as expressly amended hereby, all remaining terms of the Trust Agreement and the Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the day and year first above written to evidence their consent and agreement with the terms and provisions of this Amendment.

K. Morgan Enterprises, Inc.		Oversight Committee, on behalf of Trust for Certain Creditors of Consolidated Freightways Corporation and certain Affiliates, and as evidence of its consent to the terms hereof
By:	/s/ Kerry K. Morgan Kerry K. Morgan
Its:	President

		By:	/s/ Robert A. Coco Robert A. Coco
		Its:	Chairman

/s/ Kerry K. Morgan
Kerry K. Morgan

4